Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is dated February 15, 2007 and is made by and between Fellows Energy Ltd., a Nevada Corporation (“Fellows”) and JGB Capital L.P., a Delaware corporation (“JGB”).

WHEREAS, on or about June 17, 2005, Fellows and JGB entered into a Securities Purchase Agreement (the “SPA”) pursuant to which Fellows issued a convertible debenture (the “Debenture”) in the face amount of $1,000,000; and

WHEREAS, as of February 15, 2007, the outstanding face amount of the Debenture is $333,333.33 and

WHEREAS, simultaneously with the execution of this Agreement, the following transactions are also taking place: a) JGB is entering into a assignment agreement and addendum to assignment agreement with Crescent International Ltd. (“Crescent”) for the assignment of the Debenture to Crescent; b) Fellows is entering into amendment and waiver agreements with Crescent and Palisades Master Fund Ltd. (“Palisades”) for the amendment of the convertible debentures issued pursuant to the securities purchase agreements dated June 21, 2005 and September 17, 2005; and c) Fellows and Palisades are entering into a securities purchase agreement for the purchase of $714,500 in secured convertible debentures; and

WHEREAS, on account of dilutive issuances of equity by Fellows, the conversion price of the Debentures and the exercise prices of the common stock purchase warrants (collectively, the “Warrants”) issued in connection with the Debentures have been reduced to equal $0.1357, subject to adjustment therein, with proportional increases in the number of shares of common stock issuable upon exercise of such Warrants, as set forth therein; and

WHEREAS, certain events of default have occurred pursuant to the Debentures and are continuing to occur related to the Debentures and as a result of such defaults (“Existing Defaults”), JGB is entitled, among other things, to enforce its rights and remedies against Fellows, including without limitation, acceleration and immediately demand payment in full of all obligations under the Debentures; and

WHEREAS, JGB has agreed to accept $250,000 from Crescent (the “Assignment Amount”) for the assignment of the Debenture to Crescent and $83,333.33 from Fellows (the “Settlement Amount”) for the final settlement of the Debentures; and

WHEREAS, subject to the terms hereunder, Fellows and JGB have reached a full and final settlement for the assignment of the Debentures;

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed by and between Fellows and JGB as follows:

1.  The preliminary statements set forth above by this reference hereto are hereby incorporated into this Agreement.

2.  On or before February 16, 2007, Fellows shall pay JGB the sum of Eighty-Three Thousand, Eight Hundred Thirty-Three Dollars and Thirty-Three Cents ($83,333.33).

3.  On or before February 16, 2007, JGB agrees to accept, in the aggregate, the sum of Two Hundred Fifty Thousand Dollars and no Cents ($250,000) (the “Settlement Payment”) from Crescent.

4.  Simultaneously with the transfer of the Settlement Payment, JGB shall execute and deliver to Crescent the Addendum to Assignment, and all attachments to such Addendum, all of which are attached hereto as Exhibit A.

5.  The Warrants shall be amended to remove Sections 2(f) and 3(b) of the Warrants, which provided for a call provision on the warrants and an adjustment of the Warrant exercise price upon a dilutive issuance, respectively.

6.  The Transaction Documents (as defined in the SPAs) shall be amended to remove any requirement that Fellows register the shares of common stock issuable upon exercise of the Warrants or reserve a sufficient number of shares underlying the Warrants until such time as Fellows obtains Stockholder Approval (as defined below).

7.  JGB shall not exercise the Warrants until such time as Fellows has obtained Stockholder Approval and has filed a Certificate of Amendment to its Articles of Incorporation increasing its authorized shares of Common Stock to at least 250,000,000 shares, and hereby releases any shares previously reserved for the Warrants under the SPAs to be utilized for issuance to Palisades, which both JGB and Fellows agree is a third party beneficiary of the covenants set forth in this paragraph 9, entitled to enforce such covenants as if they were parties to this Agreement. For purposes of this Agreement, Stockholder Approval shall mean the effective date of a Certificate of Amendment to Fellows’ Articles of Incorporation increasing the number of authorized shares of common stock to at least 250 million, which Certificate of Amendment shall be filed as soon as possible after Fellows’ obtains approval from the holders of a majority of the then current shares of common stock and Fellows’ complies with the filing and disclosure requirements of Section 14 under the 1934 Act in connection with the Stockholder Approval. Fellows shall use its best efforts to obtain, on or before May 15, 2007 the Stockholder Approval. Upon obtaining the Stockholder Approval, Fellows shall issue JGB 500,000 shares of restricted common stock.

8.  In the event that the Settlement Payment is not delivered to JGB on or before February 16, 2007 (a “Settlement Default”), the Debentures shall remain in full force and effect as they were as of February 15, 2007.

9.  Upon the receipt of the Settlement Payment and as it relates solely to the Debentures (and specifically not to any rights or obligations under the Warrants as set forth in Section 7 of this Agreement), JGB releases and discharges Fellows, Fellow’s heirs, executors, administrators, parent company, holding company, subsidiaries, successors, predecessors, officers, directors, principals, control persons, past and present employees, insurers, agents, attorneys, and assigns (the “Fellows Releasees”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against the Fellows Releasees, that JGB or its heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release.

10.  Upon the payment of the Settlement Payment and as it relates solely to the Debentures (and specifically not to any rights or obligations under the Warrants as set forth in Section 7 of this Agreement), Fellows releases and discharges JGB, JGB’s heirs, executors, administrators, parent company, holding company, subsidiaries, successors, predecessors, officers, directors, principals, control persons, past and present employees, insurers, agents and assigns from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against JGB, that Fellows or its heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release.

11.  Fellows and JGB each warrant and represent that no other person or entity has any interest in the matters released herein, and that they have not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein.

12.  Each party shall be responsible for their own attorneys’ fees and costs.

13.  All parties acknowledge and represent that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

14.  This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

15.  This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

16.  Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

17.  Any dispute arising out of this agreement shall be adjudicated under the laws and in the courts of the State of New York.

18.  This Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

/s/ GEORGE S. YOUNG	/s/ BRETT COHEN
George Young, CEO	Bret Cohen
Fellows Energy Ltd.	JGB Capital L.P.